EXHIBIT 23.2

              CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in this Form S-8 of Vail Resorts, Inc.of our report dated October 7, 1994 (with respect to the financial statements of Packerland Packing Company, Inc.) which is included in the Vail Resorts Inc. Annual Report (Form 10-K) for the year ended September 30, 1996 filed with the Securities and Exchange Commission

Milwaukee, Wisconsin
January 24, 1997